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Exhibit 99.1

                             For Immediate Release
                                April 23, 2002

                        First Century Bankshares, Inc.
                      Reports 2002 First Quarter Earnings

     Bluefield, WV - First Century Bankshares, Inc., Bluefield, West Virginia, (OTCBB - FCBS) a $374 million bank holding company, announced earnings of $832,000 for the three-month period ending March 31, 2002. This represents a 10 percent increase from the $755,000 earned during the same period in 2001. On a per share basis, net income increased to $0.42 from $0.38. This increase in earnings was attributable to two primary factors. First, the Corporation experienced an increase in its net interest margin of $156,000 or 4%. Secondly, noninterest income increased $47,000, or 5%. These increases were offset by an increase in the provision for loan losses of $68,000 or 35%, as the Corporation continued to address credit quality in the loan portfolio. Earnings through March 31, 2002 reflect a return on average assets (ROAA) of 0.89 percent, and a return on average equity (ROAE) of 10.06 percent.

     Recent events are expected to have a positive impact on earnings for 2002. The adoption of FAS 142, "Goodwill and Other Intangible Assets," resulted in no impairment write-downs to the Corporation's goodwill. Furthermore, pursuant to the pronouncement, approximately $425,000 in annual amortization will no longer be reflected in the Corporation's earnings. Had this pronouncement been in effect for the first quarter of 2001, net income for that three-month period would have been approximately $825,000. In addition to the adoption of FAS 142, the settlement of litigation during the first week of April 2002 between the Corporation and another financial institution resulted in approximately $475,000 that will be reflected as additional income to the Corporation in the second quarter of 2002.

     Dividends for the first quarter of 2002 were maintained at $0.20 per share. This reflected Management's belief that the recent earnings performance during 2001 was not indicative of long-term expectations. Management remains committed to providing an exceptional dividend to stockholders.

     First Century Bankshares, Inc. is a bank holding company, that owns First Century Bank, N.A., headquartered in Bluefield, West Virginia, with 11 offices and 14 ATM locations throughout southern West Virginia and southwestern Virginia.

     This press release contains certain forward-looking statements, including certain plans, expectations, goals and projections, which are subject to numerous assumptions, risks and uncertainties. Actual results could differ materially from those contained in or implied by such statements for a variety of factors including: changes in economic conditions; movements in interest rates; competitive pressures on product pricing and services; success and timing of business strategies; the nature and extent of governmental actions and reforms; and rapidly changing technology and evolving banking industry standards.
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